Exhibit 23.2


                        Consent of Independent Auditors


The Board of Trustees
MGI Properties:

We consent to the incorporation by reference in the registration statement (No. 333-15245) on Form S-3 and in the registration statement on Form S-8 of MGI Properties of our report dated December 19, 1996, relating to the consolidated balance sheets of MGI Properties and subsidiaries as of November 30, 1996 and 1995, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the years in the three-year period ended November 30, 1996, and the related financial statement schedule, which report appears in the November 30, 1996 annual report on Form 10-K of MGI Properties.


                                                      /s/ KPMG Peat Marwick LLP
                                                      KPMG Peat Marwick LLP



Boston, Massachusetts
June 30, 1997